Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

FIRST QUARTER 2014 EARNINGS

Berwick, Pennsylvania – April 30, 2014 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,298,000 for the quarter ended March 31, 2014, a decrease of 9.0% compared to the first quarter of 2013. Earnings per share were $0.42 in the first quarter of 2014 as compared to $0.47 in the same period one year ago. Cash dividends paid in the first quarter of 2014 were $0.26, the same amount paid in the first quarter of 2013.

The decline in net income was attributable primarily to an increase in non-interest expense. Net interest income after provision for loan losses increased by $177,000. Utilizing a higher level of earning assets, the Corporation was able to slow the decline in net interest income. At the same time, the provision for loan loss expense declined. Non-interest income, before net securities gains and gains on sales of mortgage loans, was up $120,000 or 12.3%. Non-interest expense was higher due to salary expense related to our two newest offices, Dallas and Shickshinny. Also, occupancy and equipment costs related to those offices and the new administrative facility in Berwick were higher.

As compared to March 31, 2013, total assets, deposits, and loans increased by 9.5%, 6.0%, and 6.4%, resulting in ending balances of $891,946,000, $669,525,000, and $455,911,000 as of March 31, 2014, respectively. Stockholders’ equity decreased by 3.9% from March 31, 2013 to $99,804,000 as of March 31, 2014 due to lower accumulated other comprehensive income, a measure of the difference between the market and book values in the available-for-sale investment portfolio.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank is celebrating its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties. The newest branch in Shickshinny, Pennsylvania opened in December 2013.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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